UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 COMPUMED, INC.
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             (Exact name of registrant as specified in its charter)

         DELAWARE                                              95-2860434
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(State  of  incorporation                                   (I.R.S.  Employer
     or  organization)                                     Identification  No.)

5777 West Century Blvd., Suite 1285, Los Angeles, CA               90045
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(Address  of  principal  executive  offices)                    (Zip  Code)

Securities  to  be  registered  pursuant  to  Section  12(b)  of  the  Act:

 Title  of  each class                                  Name of each exchange on
to  be  so  registered                                       Which each class
                                                          is  to  be registered

           NONE                                                   NONE

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If  this  form  relates to the registration of a class of securities pursuant to
Section  12(b)  of  the  Exchange  Act  and  is  effective  pursuant  to
General  Instruction  A.(c),  check  the  following  box.   [  ]

If  this  form  relates to the registration of a class of securities pursuant to
Section  12(g)  of  the  Exchange  Act  and  is  effective  pursuant  to
General  Instruction  A.(d),  check  the  following  box.   [  X  ]

Securities  Act  registration  statement file number to which this form relates:
____________________  (if  applicable)

Securities  to  be  registered  pursuant  to  Section  12(g)  of  the  Act:

                          Common Stock Purchase Rights

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                                (Title of class)

          -------------------------------------------------------------
                                (Title of class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item  1.  Description  of  Registrant's  Securities  to  be  Registered.

     On October 28, 2005, the Board of Directors of CompuMed, Inc., a Delaware corporation (the "Company"), declared a dividend of one Common Stock Purchase Right (the "Right") for each outstanding share of Common Stock, par value $.01 per share, of the Company (the "Common Stock"). The dividend is payable to holders of record of Common Stock at the close of business on August 1, 2005 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company shares of Common Stock at a Purchase Price of $0.40. The terms and conditions of the Rights are contained in a Rights Agreement between the Company and U.S. Stock Transfer Corporation.

     As discussed below, initially the Rights will not be exercisable, certificates for the Rights will not be issued and the Rights will automatically trade with the Common Stock.

     Until the close of business on the earlier of (i) the tenth day following the public announcement that a person or group of affiliated or associated persons ("Acquiring Person") other than the Company, any subsidiary of the Company or any employee benefit plan or employee stock plan of the Company or of any subsidiary of the Company ("Exempt Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock (the "Stock Acquisition Date") or (ii) the tenth business day following the commencement by any person (other than an Exempt Person) of, or the announcement of the intention to commence, a tender or exchange offer that would result in the ownership of 15% or more of the outstanding Common Stock (the earlier of such dates in clauses (i) and (ii) being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of August 1, 2005, by such Common Stock certificate, together with a copy of this Summary of Rights.

     The Rights Agreement provides that, until the Distribution Date (or the earlier redemption or expiration of the Rights), the Rights will be represented by and transferred with, and only with, the Common Stock. Until the Distribution Date (or the earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuance of shares of Common Stock will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date (or the earlier redemption or expiration of the Rights), the surrender for transfer of any of the Company's Common Stock certificates, with or without such legend or a copy of this Summary of Rights, will also constitute the surrender for transfer of the Rights associated with the Common Stock evidenced by such certificates. As soon as practicable following the Distribution Date, separate Right Certificates will be mailed to holders of record of Common Stock at the close of business on the Distribution Date, and thereafter the Right Certificates alone will evidence the Rights and the Rights will be transferable separate and apart from the Common Stock.

     The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on October 28, 2009, unless redeemed or exchanged earlier as described below.

     The Purchase Price payable and the number of shares of Common Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for Common Stock or convertible securities at less than the current market price of the Common Stock or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular cash dividends and dividends payable in Common Stock) or of subscription rights or warrants.

     If any Person (other than an Exempt Person) becomes the beneficial owner of 15% or more of the then outstanding shares of Common Stock, each holder of a Right, other than the Acquiring Person and/or its affiliates, associates and transferees, will have the right to receive, upon payment of the Purchase Price, a number of shares of Common Stock having a market value equal to twice the Purchase Price. In the event that insufficient shares of Common Stock are available for the exercise in full of the Rights, the Company shall, in lieu of issuing shares of Common Stock upon exercise of Rights, to the extent permitted by applicable law and any material agreements then in effect to which the Company is a party, issue cash, property or other securities of the Company (which may be accompanied by a reduction in the Purchase Price), in proportions determined by the Company, so that the aggregate value of such cash, property or other securities received is equal to twice the Purchase Price. After the acquisition of shares of Common Stock by an Acquiring Person as described in this paragraph, Rights that are (or, under certain circumstances, Rights that were) beneficially owned by an Acquiring Person and/or its affiliates, associates and transferees will be void.

     The Board of Directors may, at its option, at any time after a person becomes an Acquiring Person, authorize the Company to exchange all or part of the then outstanding and exercisable Rights for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, provided that the Board of Directors may not effect such exchange after the time that any Person (other than an Exempt Person) becomes the beneficial owner of 50% or more of the Common Stock then outstanding. In the event that insufficient shares of Common Stock are available for such exchange, the Board of Directors shall take all such action as may be necessary to authorize such additional shares of Common Stock.

     Unless the Rights are earlier redeemed, if, after the Stock Acquisition Date, the Company is acquired in a merger or other business combination (in which any shares of the Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) is sold or transferred in one or more transactions, other than a transfer to a lender (or an assignee of a lender) of the Company pursuant to material agreements then in effect to which the Company is a party, the Rights Agreement provides that proper provision shall be made so that each holder of record of a Right will from and after that time have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company which has a current market price at the time of such transaction equal to twice the Purchase Price.

     Interests in fractions of shares of Common Stock may, at the election of the Company, be evidenced by depository receipts. The Company may also issue cash in lieu of fractional shares of Common Stock.

     At any time until a person becomes an Acquiring Person, the Board of Directors may cause the Company to redeem the Rights in whole, but not in part, at a price of $0.001 per Right, subject to adjustment. Immediately upon the effective time of the redemption authorized by the Board of Directors the right to exercise the Rights will terminate, and the holders of the Rights will only be entitled to receive the redemption price without any interest thereon.

     As long as the Rights are redeemable, the Company may, except with respect to the redemption price or the number of shares of Common Stock for which a Right is exercisable, amend the Rights in any manner. At any time when the Rights are not redeemable, the Company may amend the Rights in any manner that does not adversely affect the interests of holders of the Rights as such.

     Until a Right is exercised, the holder, as such, will have no rights as a stockholder of the Company, including without limitation the right to vote or to receive dividends.

     The Board of Directors shall have the exclusive power and authority to administer the Rights Plan and to exercise the rights and powers specifically granted to the Board of Directors or the Company, or as may be necessary or advisable in the administration of the Rights Plan.

     A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A. A copy of the Rights Agreement is available free of charge from the Company by written request sent to 5777 West Century Blvd., Suite 1285, Los Angeles, CA 90045, Attn: Secretary. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended from time to time, which is incorporated in this summary description by reference. In the event of a conflict between this summary description and the Rights Agreement, the Rights Agreement will prevail.

Item  2.  Exhibits.

EXHIBIT  NO.     DOCUMENT  DESCRIPTION
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     4.1  Rights  Agreement  between  the  Company  and  U.S.  Stock  Transfer
          Corporation,  the  "Rights  Agent",  dated  October  28,  2005.

                                    SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CompuMed,  Inc.
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Registrant

November 2,  2005
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Date

/s/  John  G.  McLaughlin
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By  John  G.  McLaughlin
    President  and  Chief  Executive  Officer